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                                                                    Exhibit 10.7

                             [UROLOGIX LETTERHEAD]


August 4, 1999



Dr. David C. Utz
Emeritus Staff Center
Mayo Clinic Rochester
200 - 1/st/ St. SW
Plummer Building - North 10
Rochester, MN  55905

Dear Dr. Utz:

Urologix previously entered into a Consulting Agreement with you beginning September 1, 1993, and extended through August 31, 1998. We have mutually agreed to extend the term of that Consulting Agreement for an additional period of one year, commencing September 1, 1999, and ending on August 31, 2000. During this extension period, your consulting arrangement with Urologix will continue to be governed by the terms of our original Consulting Agreement with you, except with respect to compensation. Compensation will be as follows:

     1. Urologix will compensate you for your services at the rate of $2,000 per month commencing with the month of September 1999, and ending with the month of August 2000; and

     2. Urologix will grant you an option for the purchase of 1000 shares of the common stock of Urologix at the current fair market value of the common stock of Urologix. Your right to exercise this option as to these 1000 shares will vest in equal quarterly installments of 250 shares each as of November 30, 1999, February 28, 2000, May 30, 2000, and August 31, 2000. After August 31, 2000, your right to exercise this option with respect to all 1000 shares shall be fully vested. The term of this option will be ten years. The other terms of your stock option shall be as set forth in the stock option plan itself and in the written stock option agreement between Urologix and you.
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     3.   You shall be reimbursed for all reasonable, necessary and authorized expenses incurred by you in connection with the performance of your duties, but only upon presentation of receipts detailing such expenses.

If this letter accurately describes the terms upon which we have extended your Consulting Agreement with Urologix for this additional one year period, please so indicate by signing one copy of this letter where indicated below, and returning that copy to me for our files. The second copy is for your records.

We are delighted that you will be available to consult with us for another year.

Best Personal Regards,

/s/ Michael M. Selzer, Jr.

Michael M. Selzer, Jr.
President & CEO

MMS:cgn

                    Read and agreed this 10th day of August, 1999


                    /s/ David C. Utz
                    ----------------------------------
                    Dr. David C. Utz